Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES COMPLIANCE WITH NASDAQ MARKET VALUE OF PUBLICLY HELD SHARES AND MINIMUM BID PRICE LISTING STANDARDS

August 17, 2016 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX), or SAE, today announced that it has received formal notification from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that the company has regained compliance with the Market Value of Publicly Held Shares (“MVPHS”) requirement and the Minimum Bid Price (“MBP”) requirement, for continued listing on Nasdaq. SAE’s common stock will continue to be listed on The Nasdaq Global Market and trade under the ticker symbol “SAEX.”
On February 3, 2016, Nasdaq staff notified the company that its common stock had failed to maintain a minimum MVPHS of $15 million over the previous 30 consecutive trading days as required by Listing Rule 5450(b)(2)(C). In addition, on April 19, 2016, Nasdaq staff notified the company that its common stock had failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required by Listing Rule 5450(a)(1). Since then, Nasdaq staff has determined that for the last 10 consecutive trading days, from August 2, 2016 to August 15, 2016, the company’s MVPHS has been $15 million or greater and the closing bid price of the company’s common stock has been $1.00 per share or greater. Accordingly, the company has regained compliance with Listing Rules 5450(b)(2)(C) and 5450(a)(1), and these matters are now closed.
Please note, however, that based on a vacancy in the company’s audit committee, SAE remains deficient on the audit committee requirements set forth in Nasdaq Listing Rule 5605(c)(2). That rule requires that the audit committee consist of at least three independent directors who, among other requirements, cannot be employed by any affiliate of the company. At present SAE has only two directors that satisfy this independence requirement. SAE has until January 23, 2017 to cure this deficiency. To regain compliance under Nasdaq Listing Rule 5605(c)(2), the company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rule prior to the end of the cure period. SAE expects to fill the vacancy within the time period provided to regain compliance. There can be no assurance, however, that the company will be able to do so.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada,

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South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s Form 10-Q filed on August 12, 2016, for the period ended June 30, 2016. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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